______________________________________

AMENDMENT NO. 1

Dated as of November 14, 2005

to

POOLING AND SERVICING AGREEMENT

Dated as of October 1, 2005

among

ACE SECURITIES CORP.,

Depositor

OCWEN LOAN SERVICING, LLC

Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION

Master Servicer and Securities Administrator

and

HSBC BANK USA, NATIONAL ASSOCIATION

Trustee

______________________________________

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2005-ASAP1

ASSET BACKED PASS-THROUGH CERTIFICATES

______________________________________

THIS AMENDMENT NO. 1, dated as of November 14, 2005 (this “Amendment”), to the Pooling and Servicing Agreement, dated as of October 1, 2005, among ACE SECURITIES CORP., as depositor (the “Depositor”), OCWEN LOAN SERVICING, LLC, as servicer (the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Trustee”) (the “Pooling and Servicing Agreement”).

W I T N E S S E T H

WHEREAS, the Depositor, the Servicer, the Master Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor desires to amend certain provisions of the Pooling and Servicing Agreement as set forth in this Amendment;

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Master Servicer, the Securities Administrator and the Trustee, without the consent of any of the Certificateholders, to supplement any provision contained therein upon the satisfaction of certain conditions set forth therein;

[TPW: NYLEGAL:395184.8] 17988-00381 11/09/2005 05:15 PM

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time with the consent of the Swap Provider;

WHEREAS, pursuant to Section 12.01 of the Pooling and Servicing Agreement the Depositor has obtained a letter from each Rating Agency stating that this Amendment will not result in the downgrade or withdrawal of the respective rating assigned to each Certificate on the Closing Date;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.	Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2.	The Amendments.

1.          Section 1.01 of the Pooling and Servicing Agreement is hereby amended by inserting the following definitions:

“Majority Class CE Certificateholder”: The Holder of 50.01% or greater Percentage Interest in the Class CE Certificates.

“Special Servicer”: A designee of the Majority Class CE Certificateholder appointed hereunder that (i) (A) is an affiliate of the Master Servicer and services mortgage loans similar to the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located or (B) has a rating of at least “Above Average” by S&P and either a rating of at least “RPS2” by Fitch or a rating of at least “SQ2” as a special servicer by Moody’s, (ii) the Rating Agencies have confirmed to the Trustee that such appointment will not result in the reduction or withdrawal of the then current ratings of any of the Certificates, (iii) has a net worth of at least $25,000,000, (iv) agrees to the conditions set forth in Section 7.11 of this Agreement and (v) is reasonably acceptable to the Master Servicer.

“Special Servicer Agreement”: An agreement among the Special Servicer, the Majority Class CE Certificateholder, the Master Servicer and the Trustee which will (i) contain (a) special servicing terms, provisions and conditions for the servicing and administration of defaulted Mortgage Loans for which the servicing obligations have been transferred to the Special Servicer pursuant to this Agreement and (b) certain representations and warranties of the Special Servicer regarding the Special Servicer and the performance of its servicing obligations and (ii)

be reasonably acceptable to the Master Servicer, the Trustee and the Rating Agencies.

2.          Section 3.13(c) of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

(c)          Upon a Mortgage Loan becoming ninety (90) days or more delinquent, Ocwen (or any successor thereto other than the Special Servicer) may be terminated as Servicer with respect to that Mortgage Loan at the sole option of the Majority Class CE Certificateholder and all servicing rights and responsibilities, with respect to such Mortgage Loan, upon prior written notice to the Master Servicer, will transfer to the Special Servicer pursuant to Section 7.11. If the Majority Class CE Certificateholder does not exercise such option with respect to any such Mortgage Loan and has not exercised such option previously, within ninety (90) days following the date on which such Mortgage Loan became 90 days delinquent, the Servicer shall have the right to purchase such Mortgage Loan from REMIC I at a price equal to the Purchase Price; provided, however that prior to such purchase the Servicer shall have (i) determined in good faith that such Mortgage Loan would otherwise become subject to foreclosure proceedings and (ii) provided evidence of such determination in writing to the Trustee, in form and substance satisfactory to the Servicer and the Trustee. The Purchase Price for any Mortgage Loan purchased hereunder shall be deposited in the Collection Account, and the Trustee, upon receipt of written certification from the Servicer of such deposit, shall release or cause to be released to the Servicer the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Servicer shall furnish and as shall be necessary to vest in the Servicer title to any Mortgage Loan released pursuant hereto. For the avoidance of doubt, once the Majority Class CE Certificateholder exercises its rights under this Section 3.13(c), the Servicer will no longer have the right to purchase any Mortgage Loans that become ninety (90) days or more delinquent.

3.         Article VII of the Pooling and Servicing Agreement is hereby amended by inserting the following at the end thereof as Section 7.11:

SECTION 7.11. Special Servicer

Upon any Mortgage Loan becoming ninety (90) days or more delinquent, the Majority Class CE Certificateholder shall have the option to transfer servicing with respect to such delinquent Mortgage Loan to a Special Servicer. Immediately upon the transfer of servicing to the Special Servicer with respect to any Mortgage Loan, the Special Servicer shall service such Mortgage Loan in accordance with (i) all provisions of this Agreement which were applicable to Ocwen prior to such transfer of servicing and (ii) any Special Servicer Agreement. Upon the exercise of such option and with respect to Mortgage Loans that currently or subsequently become ninety (90) days or more delinquent, servicing on such Mortgage Loans will transfer to the Special Servicer, upon prior written notice to the Master Servicer, without any further action by the Majority Class CE Certificateholder. Any Special Servicer Agreement shall be acceptable to the Master Servicer, the Trustee and the Rating Agencies and will not modify any material terms of this Agreement, including but not limited to, increasing the Servicing Fee payable to the Special Servicer under this Agreement. If any Mortgage Loan is serviced by the Special Servicer and subsequently becomes less than ninety (90) days delinquent, such Mortgage Loan shall be serviced by the Special Servicer in accordance with this Agreement exclusively, without regard to any Special Servicer Agreement. Upon the appointment of the Special Servicer all provisions of this Agreement shall be binding on and enforceable against the Special Servicer as if such Special Servicer was an original signatory and party to this Agreement. Notwithstanding anything to the contrary contained herein, upon the transfer of servicing with respect to any such Mortgage Loan to the Special Servicer, Ocwen (or any successor thereto other than the Special Servicer) shall have no further rights, obligations or liabilities with respect to such Mortgage Loan. Any costs and expenses of the Master Servicer in connection with the negotiation, execution and delivery of any Special Servicer Agreement and the transfer of servicing to a Special Servicer shall be an expense of the Majority Class CE Certificateholder (or, if the Majority Class CE Certificateholder fails to make prompt reimbursement, then from amounts due to the Class CE Certificates under this Agreement). In the event that a Special Servicer is appointed under this Agreement, the Master Servicer and the Securities Administrator shall be entitled with respect to such Special Servicer and its related Special Servicer Agreement, to all the benefits, rights, indemnities and limitations on liability accorded to them under this Agreement in respect of the Servicer.

4.          Section 10.01(b) of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

(b) The Majority Class CE Certificateholder or Ocwen (either the Majority Class CE Holder or Ocwen (the “Terminator”) shall have the right to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Scheduled Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date. By acceptance of the Residual Certificates, the Holder of the Residual Certificates agrees, in connection with any termination hereunder, to assign and transfer any portion of the Termination Price in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE Certificates. In the event the optional termination right is exercised by the Majority Class CE Certificateholder, Ocwen shall remain the servicer of record of each Mortgage Loan remaining outstanding on the date of such termination unless (i) the servicing obligations with respect to a particular Mortgage Loan has been transferred to the Special Servicer in accordance with this Agreement or (ii) Ocwen was terminated as Servicer under this Agreement prior to the exercise of such optional termination right. Notwithstanding the foregoing, the optional termination right may only be exercised by Ocwen if (1) Ocwen receives written notification from the Majority Class CE Certificateholder that the Majority Class CE Certificateholder will not exercise such optional termination right or (2) Ocwen does not receive such written notification from the Majority Class CE Certificateholder, and the Majority Class CE Certificateholder fails to exercise its optional termination right by the third Distribution Date following the date such right became exercisable; provided, however, in no event shall Ocwen exercise its optional termination right under (1) or (2) above unless it first provides written notice to the Authorized Officers of the Seller that it intends to exercise such optional termination right.

SECTION 3.	Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Servicer, the Master Servicer, the Securities Administrator and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4.	Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Servicer, the Master Servicer, the Securities Administrator and the Trustee.

SECTION 5.	Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles other than Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 6.	Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7.	Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8.	Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Servicer, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ACE SECURITIES CORP., as Depositor

By:
Name:
Title:

By:
Name:
Title:

OCWEN LOAN SERVICING, LLC, as Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Consented to by:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Swap Provider

By: ___________________________________

Name:

Title:

By: ___________________________________

Name:

Title:

Acknowleged and Agreed:

HBK MASTER FUND L.P.,

as the Class CE Certificateholder

By: HBK Investments L.P.

Investment Advisor

By: ____________________________________

Name:

Title:

Address for Notice:

_______________________________________

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